Exhibit 99.(a)(1)(B)

[communication to be in email format]

Aribians,

As you know, two weeks ago we announced that our Board of Directors approved a voluntary employee stock option exchange program that will enable eligible employees to exchange certain of their underwater options for shares of restricted stock. I am pleased to report that today we commenced this exchange program by filing certain required documents with the Securities and Exchange Commission.

Under the exchange program, eligible Ariba employees will have the opportunity to exchange their vested and unvested stock options having exercise prices of $10.00 or more for restricted shares of Ariba’s common stock. The shares of restricted stock will be subject to a new vesting schedule and to other conditions, and the number of shares received for each exchanged option will vary depending on the exercise price of that option. Participation in the exchange program is entirely voluntary, and although our Board of Directors has approved the program, we cannot make any recommendation as to whether you should or should not tender your options for exchange. Please note that several events could each cause the exchange program to be terminated, postponed or amended, including the occurrence of certain legal or regulatory actions, a material change in our business, and other events as described in the attached documents.

The attached documents provide a detailed description of the terms of the exchange program, the employees who are eligible to participate, the conditions to exchanging your options, the risks involved with participating, and other important information. You are strongly encouraged to read the documents carefully and understand the risks of participating before making a decision. You are also strongly encouraged to consult with your tax and financial advisors before making a decision about the program. Whether or not you decide to participate, please follow the procedures outlined in the attached documents.

Again, it is our people that are the key to our success, and I believe this program is an important indication of our appreciation for the Ariba team.

Bob